Exhibit 4.6

FORM OF1
KINDER MORGAN, INC.
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement ("Agreement") is made and entered into effective _______________, 20___ ("Date of Grant"), by and between Kinder Morgan, Inc., a Delaware corporation ("Company"), and ___________________ ("Employee"). The defined term "Employer" shall include, where applicable, the Company and affiliates and entities in which the Company has an ownership interest, directly or indirectly. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (the "Plan").

WHEREAS, the Company has adopted the Plan, pursuant to which Awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the Award of Restricted Stock Units provided for herein.

1.
Award. The Company hereby grants to the Employee on the Date of Grant an Award consisting of, in the aggregate, __________ Restricted Stock Units (the "Restricted Stock Units"). Each Restricted Stock Unit represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan.

(a)
Account. The Restricted Stock Units shall be credited to a separate account maintained for the Employee on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

(b)
Plan Incorporated. The Employee acknowledges receipt of a copy of the Plan and agrees that this Award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

(c)
Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Employee to the Employer and the Employee's compliance with the covenants set forth herein.

_____________________________
1 Additional or alternative provisions applicable to Covered Employees under Section 162(m) of the Code are indicated with brackets throughout this form.

2.	Vesting.

(a)
Vesting Schedule. Except as otherwise provided herein, provided that the Employee's employment with the Employer has not terminated prior to the applicable vesting date, [and provided, further, that the Performance Goals set forth in Exhibit I have been achieved and certified by the Committee,] the Restricted Stock Units will vest in accordance with the following schedule (with the period prior to vesting, during which the restrictions set forth in Section 3 apply, referred to as the "Restricted Period"):

Vesting Date	Number of Restricted Stock Units Vesting

Except as otherwise provided herein, if the Employee's employment with the Employer terminates for any reason at any time before all of the Employee's Restricted Stock Units have vested, [or if the Performance Goals set forth in Exhibit I are not achieved prior to the end of the applicable Performance Period,] the Employee's unvested Restricted Stock Units shall be automatically forfeited upon such termination of employment [or the end of such Performance Period, as applicable], and neither the Company nor any Affiliate shall have any further obligations to the Employee under this Agreement.

(b)
Death. Notwithstanding the vesting schedule [and Performance Goals] provided in paragraph (a), if the Employee's employment with the Employer terminates as a result of the Employee's death [prior to the end of the applicable Performance Period], 100% of the unvested Restricted Stock Units shall vest as of the date of the Employee's death.

(c)
Disability. Notwithstanding the vesting schedule [and Performance Goals] provided in paragraph (a), upon the earlier of (i) the termination of the Employee's employment with the Employer [prior to the end of the applicable Performance Period] by reason of disability that results in the Employer determining that the Employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, or (ii) the Employee becoming disabled for purposes of receiving benefits under the Employer's long-term disability plan [prior to the end of the applicable Performance Period], 100% of the unvested Restricted Stock Units shall vest.

(d)
Change in Control. Notwithstanding the vesting schedule [and Performance Goals] provided in paragraph (a), if the Employee remains continuously employed by the Employer from the Date of Grant through the date immediately preceding the occurrence [, prior to the end of the applicable Performance Period,] of a Change in Control, 100% of the unvested Restricted Stock Units shall vest as of the date of the Change in Control.

(e)
Involuntary Termination. Notwithstanding the vesting schedule provided in paragraph (a), upon the involuntary termination of the Employee's employment with the Employer, other than for Cause (as defined below) and due to (i) a reorganization or reduction in force for which the Employee would be eligible for pay under the Kinder Morgan, Inc. Severance Plan, or (ii) a termination where the Employer agrees to vest the unvested Restricted Stock Units as full or partial consideration for the Employee’s satisfaction of the requirements under Section 2(g), or (iii) a sale, transfer or discontinuation of any part of the operations or any business unit of the Employer, 100% of the unvested Restricted Stock Units shall vest [as of the date of such termination of the Employee's employment][2], provided that the Employee satisfies the requirements of Section 2(g)[.] [; and provided, further, that the Performance Goals set forth in Exhibit I are achieved, either (i) prior to the date of such termination (with the Committee having certified such achievement), in which case vesting shall occur as of the date of such termination, or (ii) after the date of such termination and prior to the end of the applicable Performance Period, in which case vesting shall occur as of the date the Committee certifies such achievement. If the Performance Goals set forth in Exhibit I are not achieved prior to the end of the applicable Performance Period, the Employee's unvested Restricted Stock Units shall be automatically forfeited, and neither the Company nor any Affiliate shall have any further obligations to the Employee under this Agreement.] For purposes of this Agreement, “Cause” is defined as the Employee’s (i) grand jury indictment or prosecutorial information charging the Employee with illegal or fraudulent acts; (ii) conviction of a crime which, in the opinion of the Employer, would adversely affect the Employer’s reputation or business; (iii) willful refusal, without proper legal or medical cause, to perform the Employee’s duties and responsibilities; (iv) willfully engaging in conduct that the Employee has reason to know is injurious to the Employer; or (v) willful and material violation of any of the Employer’s written policies and procedures.

(f)
Retirement. For purposes of this Agreement, "Retirement" is defined as a voluntary termination of the Employee's employment with the Employer on or after attaining age 62, provided that the Employee has delivered to the Company written notice of the Employee's intent to retire at least 15 days prior to the date of termination. Notwithstanding the vesting schedule provided in paragraph (a), a pro-rata portion of the unvested Restricted Stock Units based on the number of full years from the Date of Grant to the date of Retirement (the “Retirement Vesting Portion”) may vest in connection with a termination of the Employee's employment with the Employer by reason of Retirement. On the date of such Employee’s Retirement, the Employee's unvested Restricted Stock Units other than the Retirement Vesting Portion shall be automatically forfeited, and neither the Company nor any Affiliate shall have any further obligations

_____________________________
2 Delete bracketed language for Covered Employees under Section 162(m).

to the Employee under this Agreement in respect of such forfeited Restricted Stock Units. If, for the calendar quarter immediately following the calendar quarter in which the Employee's Retirement occurs, the Company pays a per-share cash dividend on Stock equal to 90% or more of the per-share cash dividend paid for the same calendar quarter during the immediately preceding calendar year, the Retirement Vesting Portion will vest, provided that the Employee satisfies the requirements of Section 2(g)[.] [; and provided, further, that the Performance Goals set forth in Exhibit I have been achieved, either (i) prior to the date of such Retirement (with the Committee having certified such achievement), in which case vesting shall occur upon payment of such dividend, or (ii) after the date of such Retirement and prior to the end of the applicable Performance Period, in which case vesting shall occur upon payment of such dividend or, if later, on the date the Committee certifies such achievement]. If the dividend performance goal is not satisfied for the calendar quarter immediately following the calendar quarter in which the Employee's Retirement occurs, [or the Performance Goals set forth in Exhibit I are not achieved prior to the end of the applicable Performance Period,] the Employee's Retirement Vesting Portion shall be automatically forfeited, and neither the Company nor any Affiliate shall have any further obligations to the Employee under this Agreement. As an example solely for purposes of clarity, if the terms of the grant provide that 100% of the Restricted Stock Units will vest on the third anniversary of the Date of Grant, and the Employee's date of Retirement is more than one full year, but less than two full years, after the Date of Grant, then 33-1/3% of the Employee’s Restricted Stock Units constitute the Employee’s Retirement Vesting Portion and will vest if [(i)] the dividend performance goal set forth above is satisfied for the calendar quarter immediately following the calendar quarter in which the Employee's Retirement occurs[, and (ii) the Performance Goals set forth in Exhibit I have been achieved (and certified by the Committee), or, if the Performance Goals set forth in Exhibit I have not been achieved, the Retirement Vesting Portion will vest only if such Performance Goals are achieved prior to the end of the applicable Performance Period (and certified by the Committee)].

(g)
Release. The requirements of this Section 2(g) shall be satisfied only if, prior to the sixtieth (60th) day following the date of termination of the Employee's employment under Section 2(e) or 2(f), (i) the Employee executes a release ("Release") by the Employee of all claims, known or unknown, arising on or before the date of the Release against the Company and its officers, directors and employees in the form and manner prescribed by the Company and provided to the Employee (which Release may include cooperation, nondisclosure and confidentiality covenants), and (ii) any applicable period during which the Employee can revoke his or her execution of the Release expires without the Employee revoking such execution. Notwithstanding anything herein to the contrary, the requirements of this Section 2(g) shall be satisfied only if the Employee executes the Release within any time period required under the terms of the Release.

3.
Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 5, the Restricted Stock Units or the rights relating thereto may not be sold, assigned, alienated, attached, exchanged, pledged, hypothecated or otherwise transferred or encumbered by the Employee, and any attempt to sell, assign, alienate, attach, exchange, pledge, hypothecate or otherwise transfer or encumber, whether made or created by voluntary act of the Employee or any agent of the Employee or by operation of law, shall be wholly ineffective and shall not be recognized by, or be binding upon, and shall not in any manner affect the rights of, the Company or any agent, and if any such attempt is made, the Restricted Stock Units will be forfeited by the Employee and all of the Employee's rights to such units shall immediately terminate without any payment or consideration by the Company.

4.	Rights as Stockholder; Dividend Equivalents.

(a)
The Employee shall not have any rights of a stockholder with respect to the shares of Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Stock. Upon and following the settlement of any Restricted Stock Units, such Restricted Stock Units shall expire and the Employee shall be the record owner of the shares of Stock underlying such Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(b)
If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Stock [and the per-share amount of such dividend equals or exceeds 90% of the per-share cash dividend paid by the Company for the same calendar quarter during the immediately preceding calendar year, excluding any one-time, special dividends paid by the Company for such quarter], then, as soon as administratively practicable after the payment date of the dividend (and in no case later than the end of the calendar year in which the dividend is paid to the holders of Stock or, if later, the 15th day of the third month following the date the dividend is paid to holders of Stock), the Company shall pay the Employee, in cash, Dividend Equivalents in an amount equal to the dividends that would have been paid to the Employee if one share of Stock had been issued on the Date of Grant for each Restricted Stock Unit held by the Employee. [To the extent required under Section 162(m) of the Code, no Dividend Equivalent shall be paid to the Employee unless and until the Committee certifies in writing that the dividend performance goal has been achieved. Notwithstanding anything herein to the contrary, if the Employee's employment with the Employer is terminated under Section 2(e) or 2(f) at a time when the Performance Goals set forth in Exhibit I have not been achieved, Dividend Equivalents relating to the Employee's unvested Restricted Stock Units shall be paid to the Employee (in the case of Retirement, on the Employee’s Retirement Vesting Portion only) with respect to the period after the date of such termination of employment until such unvested Restricted Stock Units either vest or are forfeited, provided that the dividend performance goal set forth in this paragraph is met with respect to each dividend paid during such period.]

5.	Settlement of Restricted Stock Units.

(a)
Once vested, each Restricted Stock Unit becomes a "Vested Unit." Subject to Section 6 hereof, settlement of this Award or any portion thereof shall occur by the Company issuing and delivering to the Employee the number of shares of Stock equal to the number of Vested Units. Except in the event of the Employee's Retirement, settlement shall occur promptly following the vesting date and the satisfaction of any requirement under Section 2 for a Release, and in any event no later than March 15 of the calendar year immediately following the calendar year in which such vesting occurs. In the event of the Employee's Retirement, settlement shall occur during the second month of the second calendar quarter following the date of the Employee's Retirement, [or, if later, on the date the Committee certifies the achievement of the Performance Goals set forth in Exhibit I,] or as soon as reasonably practicable thereafter. If the Employee is deemed a "specified employee" within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Employee becomes eligible for settlement of the Restricted Stock Units upon his "separation from service" within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Employee's separation from service or (b) the Employee's death. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Stock may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such Stock. The Company shall not be obligated to issue or deliver any Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

(b)
If the employment of the Employee with the Employer terminates prior to the vesting date, and there exists a dispute between the Employee and the Employer or the Committee as to the satisfaction of the conditions to the vesting of some or all of the Restricted Stock Units or the terms and conditions of the grant, the Restricted Stock Units shall remain unvested until the resolution of such dispute, except that any Dividend Equivalents relating to dividends that may be payable to the holders of record of Stock as of a date during the period from termination of the Employee's employment to the resolution of such dispute shall:

(1)
to the extent to which such Dividend Equivalents would have been payable to the Employee under the terms hereof, be held by the Company as part of its general funds, and shall be paid to or for the account of the Employee only upon, and in the event of, a resolution of such dispute in a manner favorable to the Employee, and then only with respect to such of the Restricted Stock Units as to which such resolution shall be so favorable, and

(2)
be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to the Employee only with respect to such of the Restricted Stock Units as to which such resolution shall be so unfavorable.

6.
Withholding of Tax. To the extent that the Restricted Stock Units or vesting thereof results in income to the Employee for federal, state, provincial or local income tax purposes, the Company shall have the right to take all such action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes, including, but not limited to, withholding shares of Stock out of Stock otherwise issuable or deliverable to the Employee as a result of the vesting of the Restricted Stock Units (provided, however, that no shares of Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law). The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Employee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Employee's liability for Tax-Related Items.

7.
Status of Shares. The Employee agrees that, notwithstanding anything to the contrary herein, any shares of Stock issued to the Employee in settlement of the Restricted Stock Units may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

8.
Changes in Capital Structure. In the event that the outstanding shares of Stock shall be changed in number or class or the capital structure of the Company shall be changed by reason of stock splits, reverse stock splits, split-ups, spin-offs, combinations, mergers, consolidations or recapitalizations, or by reason of Stock dividends or other relevant changes in capitalization, the number or class of securities underlying the Restricted Stock Units, and any performance goal affected by such change, shall be adjusted to reflect such change to the extent necessary to preserve the economic intent of this Award, as determined by the Committee in accordance with the terms of the Plan.

9.
Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Employer as long as the Employee remains an employee of the Employer, or any successor, whether a corporation or other Entity; provided that, for purposes of this Agreement, the Employee shall be deemed terminated on the later of the date on which the Employee delivers or receives notice of termination or the last date on which the Employee provides services to the Employer as an employee (excluding where the Employee is not providing services to the Employer because the Employee is on a leave of absence permitted by law or has been granted a leave of absence by the Employer under the Employer's policies respecting leaves of absence). Any question as to whether and when there has been a termination of such employment, and the nature or cause of such termination, shall be determined by the

Committee in its sole discretion, and its determination shall be final, conclusive and binding. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code, the Employee's employment with the Employer shall be terminated for purposes of this Agreement on the date the Employee incurs a "separation from service" as defined under Section 409A of the Code. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Employer, nor shall anything contained herein be construed or interpreted to limit the "employment at will" relationship between the Employee and the Employer. A period of notice awarded by a court or other competent tribunal, if any, or payment in lieu of actual or reasonable notice upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of this Agreement.

10.
Non-Disclosure of Confidential Matters. Pursuant to this Agreement and through the Employee's continued employment with the Employer, the Employer agrees to provide the Employee with access to certain confidential information, intellectual property, and/or other trade secret information that belongs to the Employer (hereinafter "Confidential Information"). The Employee expressly acknowledges that the Employee will receive access to certain Confidential Information belonging to the Employer pursuant to this Agreement and through the Employee's continued employment with the Employer. In consideration for the Employer's agreement to provide the Employee with access to certain Confidential Information, the Employer's agreements as it relates to the Restricted Stock Units as provided herein, and other good and valuable consideration, the Employee agrees not to make, at any time hereafter, including after the termination of employment for any reason, any unauthorized use, publication, or disclosure, during or subsequent to his/her employment by the Employer, of any Confidential Information generated or acquired by him/her during the course of his/her employment, except to the extent that the disclosure of Confidential Information is necessary to fulfill his/her responsibilities as an employee of the Employer. The Employee understands that Confidential Information includes information not generally known by or available to the public about or belonging to the Employer, or belonging to other companies to whom the Employer may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Employer's written consent. The Employee also understands and agrees that the information protected by this provision includes, but is not limited to, information of a technical and a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Employer, or related to its actual or anticipated areas of research and development. The Employee further agrees not to disclose to the Employer, nor induce any personnel of the Employer to use, any confidential information, trade secret, or confidential material belonging to others. Should the Employee be required to testify pursuant to subpoena under oath or as otherwise required by law and such testimony could result in disclosure of Confidential Information, the Employee agrees to promptly notify Employer that his or her testimony is being sought in sufficient time so as to permit Employer to seek to prevent or limit such testimony or otherwise seek to obtain a protective order. No restriction on disclosure contained within this paragraph shall be construed to restrict your ability to provide information to the Securities and Exchange Commission (“SEC”) in connection with its enforcement activities.

11.
Resolution of Disputes. As a condition of the granting of the Restricted Stock Units hereby, the Employee and the Employee's heirs, personal representatives and successors agree that any dispute or disagreement that may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, the Employee, the Employee's heirs, personal representatives and successors or any Person claiming through any of them.

12.
Binding Effect. The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of the Employee, including, without limitation, the Employee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of the Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

13.
Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

14.
Non-Solicitation. The Employee agrees that during his/her employment with the Employer and for a period of one (1) year after the termination of the Employee's employment relationship with the Employer, the Employee will not directly or indirectly solicit, induce, recruit, encourage, or persuade any employee of the Employer to leave the Employer.

15.
Non-Disparagement. The Employee agrees not to engage in any act or make any comments (written, electronic, or oral), that are intended, or reasonably may be expected, to harm the business, prospects, or operations of the Employer, or to disparage the reputation of the Employer; provided, however, that the Employee shall not be held in breach of this provision should the Employee be required to testify pursuant to subpoena under oath or as otherwise required by law, provided additionally that the Employee testifies truthfully and that, prior to providing such testimony, the Employee promptly notifies Employer that his or her testimony is being sought in sufficient time so as to permit Employer to seek to prevent or limit such testimony or otherwise seek to obtain a protective order. "Disparage" for purposes of this Agreement shall mean any statements that a reasonable person would interpret as intending to be derogatory, harmful or create a negative impression about the business of the Employer.

16.
Irreparable Harm. The Employee acknowledges that a breach of the obligations set forth in Sections 10, 14 and 15 of this Agreement shall cause irreparable harm to the Employer and that monetary damages would be an inadequate remedy for such a breach. The Employee agrees that the Employer shall be entitled to equitable relief by way of injunction or otherwise, as well as any other remedy available at law, if the Employee breaches or threatens to breach the provisions of this Agreement. Further, in the event that the Employer determines in good faith that the Employee has breached any of said provisions of this Agreement, the Employer shall, to the extent the Restricted Stock Units have not vested, be entitled, at its election, to immediately stop making any payments hereunder and/or to terminate the vesting of, or otherwise cancel, terminate or require to be relinquished to the Company the Restricted Stock Units awarded to the Employee and/or to enforce the specific performance of this Agreement by the Employee and/or to enjoin the Employee from activities in breach of said provisions of this Agreement without having to show that there are no other adequate remedies available.

17.
Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail or by any other method accepted by the Company or the Company's designee. All notices to the Company shall be directed to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Secretary, or to the Company's designee. Any notice given by the Company to the Employee directed to the Employee at the address on file with the Company shall be effective to bind the Employee and any other Person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise the Employee of the existence, maturity or termination of any of the Employee's rights hereunder, and the Employee shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan that may affect any of the Employee's rights or privileges hereunder.

18.
Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, as applicable, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other would render the provision valid, then the provision shall have the construction that renders it valid.

19.
No Derogation of Obligations. Nothing in this Agreement is intended to limit or otherwise affect the duties and obligations of the Employee to the Company or an Employer existing at law, statutory or otherwise, or under any other written agreement between the Employee and the Company or Employer, whether during or after the termination of the Employee's employment by the Company or Employer.

20.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law.

21.
Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

22.
Entire Agreement; Amendment. This Agreement and any other agreements and instruments contemplated by this Agreement contain the entire agreement of the parties, and, except as provided in Section 18, this Agreement may be amended only in writing signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed or electronically accepted this Agreement, all effective as of the date of first above written.

KINDER MORGAN, INC.
By:

Name:

Title:

[Exhibit I
Performance Goals]